SEACOAST REPORTS THIRD QUARTER 2021 RESULTS
Strong Quarter for Commercial Loan Originations and Pipeline Generation
Tangible Book Value Per Share Expands to $17.52, Up 13% from the Prior Year

STUART, Fla., October 28, 2021 /GLOBE NEWSWIRE/ -- Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") (NASDAQ: SBCF) today reported net income in the third quarter of 2021 of $22.9 million, or $0.40 per diluted share, which includes merger related costs associated with acquisition activity during the quarter and an increase in the provision for loan losses associated with onboarding Legacy Bank of Florida. Third quarter 2021 results represent a decrease of 27% compared to the second quarter of 2021, and an increase of 1% compared to the third quarter of 2020. Adjusted net income1 for the third quarter of 2021 was $29.4 million, or $0.51 per diluted share, which includes an increase in the provision for loan losses associated with onboarding Legacy Bank of Florida. Third quarter 2021 adjusted results represent a decrease of 12% compared to the second quarter of 2021, and an increase of 7% compared to the third quarter of 2020. The ratio of tangible common equity to tangible assets was 10.62%, tangible book value per share increased to $17.52 and Tier 1 capital was 17.7%.
For the third quarter of 2021, return on average tangible assets was 1.00%, return on average tangible shareholders' equity was 9.56%, and the efficiency ratio was 59.55%, compared to 1.48%, 13.88%, and 54.93%, respectively, in the prior quarter, and 1.20%, 11.35%, and 61.65%, respectively, in the prior year quarter. Adjusted return on average tangible assets1 in the third quarter of 2021 was 1.23%, adjusted return on average tangible shareholders' equity1 was 11.72%, and the adjusted efficiency ratio1 was 51.50%, compared to 1.52%, 14.27%, and 53.49%, respectively, in the prior quarter, and 1.38%, 13.06%, and 54.82%, respectively, in the prior year quarter.
Charles M. Shaffer, Seacoast's President and CEO, said, “The Seacoast team delivered another impressive quarter, resulting in 13% year-over-year growth in tangible book value per share, ending the period at $17.52, despite the noise of acquisition related activity during the quarter. Additionally, pre-tax pre-provision adjusted earnings1 improved to a record $43.9 million, up from $37.8 million in the preceding quarter. We continue to see economic expansion in our markets and increasing demand for credit. With our recent investments in commercial banking leadership and technology, we are capitalizing on this growth, as evidenced in our growth in loan originations, increasing loan pipelines, new bankers, and solid recruiting pipelines. Additionally, growth in fee income quarter over quarter included new records in wealth management and Small Business Administration fees.”
Mr. Shaffer further commented, “I am also excited to welcome the Legacy Bank of Florida team and their customers to the Seacoast franchise. The team’s deep experience and extensive relationships in the important South Florida market provide a tremendous opportunity for growth in the coming periods. I am proud of both the Seacoast and Legacy teams’ effort to successfully integrate the bank while accelerating growth through the closing of the acquisition.”
Acquisition of Legacy Bank of Florida
In August 2021, the Company completed the acquisition of Legacy Bank of Florida (“Legacy Bank”), which added $477 million in loans, including $39 million in Paycheck Protection Program (“PPP”) loans, and $495 million in deposits. The acquisition strengthens the Company’s position in South Florida, one of the strongest and fastest growing markets in the country, and complements prior acquisitions in the market. Consolidation activities and related expenses are substantially complete.
Pending Acquisitions of Sabal Palm Bancorp, Inc. and Business Bank of Florida Corporation
During the third quarter, the Company announced the proposed acquisitions of Sabal Palm Bancorp, Inc, and Business Bank of Florida Corporation. The proposed transactions, which are expected to close in early 2022, will provide an entry into the desirable Sarasota market and deepen the Company’s presence in Brevard County. Sabal Palm Bank operates three branches across the Sarasota market with deposits of approximately $377 million and loans of $272 million as of June 30, 2021. Florida Business Bank, the banking subsidiary of Business Bank of Florida Corporation, operates with one branch in Melbourne with deposits of approximately $166 million and loans

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

of $136 million as of the same period. In total, the two transactions will add approximately $600 million in assets. The transactions in aggregate are expected to be 4% accretive to earnings per share in 2023, the first full year of combined operations, with limited tangible book value dilution.
Financial Results
Income Statement
•Net income was $22.9 million, or $0.40 per diluted share for the third quarter of 2021, which includes merger related costs associated with acquisition activity during the quarter, and an increase in the provision for loan losses associated with onboarding Legacy Bank of Florida. This compares to $31.4 million, or $0.56, for the prior quarter, and $22.6 million, or $0.42, for the prior year quarter. For the nine months ended September 30, 2021, net income was $88.1 million, or $1.56 per diluted share, compared to $48.4 million, or $0.91, for the nine months ended September 30, 2020. Adjusted net income1 was $29.4 million, or $0.51 per diluted share, which includes an increase in the provision for loan losses associated with onboarding Legacy Bank of Florida. This compares to $33.3 million, or $0.59, for the prior quarter, and $27.3 million, or $0.50, for the prior year quarter. For the nine months ended September 30, 2021, adjusted net income1 was $98.1 million, or $1.74 per diluted share, compared to $58.3 million, or $1.09, for the nine months ended September 30, 2020.
•Pre-tax pre-provision adjusted earnings1 were $43.9 million in the third quarter of 2021, an increase of $6.1 million, or 16%, compared to the prior quarter, and an increase of $7.5 million, or 21%, compared to the prior year quarter. For the nine months ended September 30, 2021, pre-tax pre-provision adjusted earnings1 were $122.3 million, an increase of $8.8 million, or 8%, compared to the nine months ended September 30, 2020.
•Net revenues were $90.4 million in the third quarter of 2021, an increase of $9.2 million, or 11%, compared to the prior quarter, and an increase of $9.9 million, or 12%, compared to the prior year quarter. For the nine months ended September 30, 2021, net revenues were $255.8 million, an increase of $15.2 million, or 6%, compared to the nine months ended September 30, 2020. Adjusted revenues1 were $90.4 million in the third quarter of 2021, an increase of $9.2 million, or 11%, from the prior quarter, and an increase of $9.9 million, or 12.4%, compared to the prior year quarter. For the nine months ended September 30, 2021, net revenues were $256.0 million, an increase of $16.6 million, or 7%, compared to the nine months ended September 30, 2020.
•Net interest income totaled $71.3 million in the third quarter of 2021, an increase of $5.5 million, or 8%, from the prior quarter, with increases including the addition of loans from the Legacy Bank acquisition, and higher recognition of fees from an increase in forgiveness of PPP loans. For the nine months ended September 30, 2021, net interest income was $203.7 million, an increase of $9.8 million, or 5%, compared to the nine months ended September 30, 2020. As of September 30, 2021, remaining deferred fees on PPP loans total $5.4 million, which will be recognized over the loans' remaining contractual maturity or earlier, as loans are forgiven.
•Net interest margin declined from 3.23% in the second quarter of 2021 to 3.22% in the third quarter of 2021, with continued high levels of liquidity and low interest rates. The excess liquidity has been partially deployed into purchases of securities and loans, with $451.1 million in securities purchases with a weighted average yield of 1.42% and $197.9 million in loan pool purchases with a weighted average yield of 2.68%. Securities yields declined by only four basis points to 1.59% in the third quarter of 2021, with lower rates partially offset by a $0.4 million (eight basis point) benefit from a contractual yield maintenance provision. Non-PPP loan yields declined seven basis points to 4.29% during the third quarter of 2021. Offsetting and favorable was the decline in the cost of interest bearing liabilities from 16 basis points to 14 basis points, which includes a decline in the cost of deposits from eight basis points in the second quarter of 2021 to seven basis points in the third quarter of 2021. The effect on net interest margin of accretion of purchase discounts on acquired loans was an increase of 15 basis points in the third quarter compared to an increase of 14 basis points in the prior quarter. The effect on net interest margin of interest and fees on PPP loans was an increase of 18 basis points in the third quarter compared to an increase of six basis points in the prior quarter.
•Noninterest income totaled $19.0 million in the third quarter of 2021, an increase of $3.7 million, or 24%, compared to the prior quarter, and an increase of $2.1 million, or 12%, compared to the prior year quarter. For the nine months ended September 30, 2021, noninterest income was $52.0 million, an increase of $5.4 million,
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

or 12%, compared to the nine months ended September 30, 2020. Results for the third quarter of 2021 included the following:
•Interchange revenue was flat compared to the prior quarter at $4.1 million, reflecting stable transactional volume despite the impact of the COVID-19 delta variant on spending early in the quarter. Economic conditions in Florida remain strong, and indications of consumer confidence are high.
•Wealth management income increased to a record $2.6 million in the third quarter, compared to $2.4 million in the second quarter of 2021. With total assets under management of $1.2 billion, the wealth management team continues to successfully win business with commercial relationships and high net worth families across the Company’s footprint.
•Mortgage banking fees were $2.5 million, compared to $3.0 million in the prior quarter, due to slowing refinance activity and low housing inventory levels.
•SBA gains were a record $0.8 million, compared to $0.2 million in the prior quarter, reflecting a renewed focus on saleable lending activity as PPP activity winds down.
•The Company acquired $25 million in BOLI late in the second quarter of 2021, and $9.1 million in BOLI from Legacy Bank, contributing to an increase of $0.3 million in related income during the quarter. Late in the third quarter, the Company purchased an additional $25.0 million in BOLI.
•Other income increased by $3.0 million in the third quarter of 2021, attributed to gains on an SBIC investment during the quarter. These gains resulted from the liquidation of an investment made by the fund. The amounts recognized on SBIC investments will vary and are not expected to occur on a routine basis.
•The provision for credit losses was $5.1 million in the third quarter of 2021, an increase of $9.9 million when compared to the reversal of provision of $4.9 million in the prior quarter. The increase during the quarter reflects the impact of higher loans outstanding, including loans acquired in the Legacy Bank acquisition.
•Noninterest expense was $55.3 million in the third quarter of 2021, an increase of $9.5 million, or 21%, compared to the prior quarter, and an increase of $3.6 million, or 7%, compared to the prior year quarter. For the nine months ended September 30, 2021, noninterest expense was $147.2 million, an increase of $5.3 million, or 4%, compared to the nine months ended September 30, 2020. Changes from the second quarter of 2021 consisted of the following:
•Salaries and wages increased $5.0 million to $27.9 million, which includes $2.6 million in merger-related expenses, as well as increases relating to the addition of the Legacy Bank branch franchise, and increases resulting from investments in commercial banking talent.
•Outsourced data processing increased by $0.9 million, with the increase wholly attributable to the impact of merger-related costs.
•Occupancy and furniture and equipment costs increased collectively by $0.6 million, including costs associated with the addition of the Legacy Bank branch franchise and acquisition-related equipment disposals.
•Legal and professional fees increased by $2.0 million, including an increase of $1.5 million in merger-related expenses, and other increases primarily supporting technology initiatives.
•Seacoast recorded $7.0 million of income tax expense in the third quarter of 2021, compared to $8.8 million in the prior quarter and $7.0 million in the third quarter of 2020. A tax benefit related to stock-based compensation totaled $0.3 million in the third quarter of 2021, compared to a tax benefit of $0.6 million in the second quarter of 2021. The impact of stock-based compensation was nominal in the third quarter of 2020.
•The ratio of net adjusted noninterest expense1 to average tangible assets was 1.95% in the third quarter of 2021, compared to 1.98% in the prior quarter and 2.24% in the third quarter of 2020.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•The efficiency ratio was 59.55% compared to 54.93% in the prior quarter and 61.65% in the prior year quarter. The increase from the prior quarter reflects higher net interest income and higher non-interest income, which were more than offset by the impact of higher expenses, primarily resulting from the Legacy Bank acquisition during the third quarter of 2021. The adjusted efficiency ratio1 was 51.50% compared to 53.49% in the prior quarter and 54.82% in the prior year quarter. Without the positive impact of the SBIC investment gain, the adjusted efficiency ratio would have been 53.27% in the third quarter of 2021. The Company remains committed to efficiency through disciplined, proactive management of its cost structure.

Balance Sheet
•At September 30, 2021, the Company had total assets of $9.9 billion and total shareholders' equity of $1.3 billion. Book value per share increased to $22.12 on September 30, 2021 from $21.33 on June 30, 2021, and $19.91 on September 30, 2020. Tangible book value per share of $17.52 on September 30, 2021 increased 13% compared to September 30, 2020.
•Debt securities totaled $2.1 billion on September 30, 2021, an increase of $256.4 million, or 14%, compared to June 30, 2021. Purchases during the quarter consisted of agency-issued collateralized mortgage obligations and collateralized lending obligations with an average yield of 1.42% and a duration of 3.0 years. The Company continues to take a prudent and disciplined approach to reinvesting liquidity.
•Loans totaled $5.9 billion on September 30, 2021, an increase of $476.8 million, or 9%, compared to June 30, 2021, inclusive of PPP loans, which declined $173.5 million during the quarter. Growth in loans includes $438.6 million of non-PPP loans acquired from Legacy Bank, and an additional $26 million in commercial categories.
•Loan originations, excluding PPP, were $744.0 million in the third quarter of 2021, compared to $495.0 million in the second quarter of 2021, an increase of 50%.
•Commercial originations, excluding PPP, were $331.6 million during the third quarter of 2021, compared to $193.0 million in the second quarter of 2021 and $88.2 million in the third quarter of 2020. Recent investments in commercial banking talent contributed to the increase in production. During the quarter, the Company also purchased a $17.1 million single-tenant commercial real estate portfolio from a seller well known to Seacoast. The portfolio is comprised of loans made to high-quality borrowers on stabilized properties with credit tenant leases. The Company fully underwrote the loan portfolio prior to executing the transaction. The portfolio is comprised of loans with an average yield of 3.27%, made to high-quality borrowers on stabilized properties with credit tenant leases.
•Consumer originations in the third quarter of 2021 increased to $66.4 million from $63.7 million in the second quarter of 2021, and $62.3 million in the third quarter of 2020.
•Residential loans originated for sale in the secondary market totaled $95.1 million in the third quarter of 2021, compared to $120.1 million in the second quarter of 2021, and $162.5 million in the third quarter of 2020. While we expect to continue to see the benefit of the inflow of new residents and businesses into Florida, refinance activity has slowed and housing inventory remains low.
•Closed residential loans retained in the portfolio totaled $250.8 million in the third quarter of 2021, compared to $118.1 million in the second quarter of 2021, and $25.4 million in the third quarter of 2020. As an alternative to purchasing lower yielding bonds in the investment portfolio, the Company purchased $180.8 million in high-quality residential home mortgage loans during the quarter with an average yield of 2.62%.
•Pipelines (loans in underwriting and approval or approved and not yet closed) totaled $478.1 million on September 30, 2021, an increase of 2% from June 30, 2021 and an increase of 5% from September 30, 2020.
•Commercial pipelines were $368.9 million as of September 30, 2021, an increase of 15% from $322.0 million at June 30, 2021 and an increase of 44% from $256.2 million at September 30, 2020. We
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

expect commercial production and pipelines to continue to grow, including as the result of success in recruiting high quality commercial bankers to the franchise in recent quarters.
•Consumer pipelines were $31.0 million as of September 30, 2021, compared to $31.7 million at June 30, 2021 and $17.1 million at September 30, 2020.
•Residential saleable pipelines were $42.8 million as of September 30, 2021, compared to $60.6 million at June 30, 2021 and $149.9 million at September 30, 2020. Retained residential pipelines were $35.4 million as of September 30, 2021, compared to $54.1 million at June 30, 2021 and $33.4 million at September 30, 2020.
•Total deposits were $8.3 billion as of September 30, 2021, an increase of $497.7 million, or 6%, compared to June 30, 2021.
•Deposits added through the acquisition of Legacy Bank totaled $494.9 million, driving the increase quarter-over-quarter. Excluding the impact of the acquisition and deposits held off balance sheet, deposits grew 5.5% on an annualized basis.
•The Company manages excess liquidity on the balance sheet through participation in programs with third-party deposit networks. Through these programs, the Company can offer its customers access to FDIC insurance on large balances with attractive terms, and the Company can retain or sell, on an overnight basis, the underlying deposits. At September 30, 2021, the Company had sold, on an overnight basis, $233 million in deposits compared to $116 million at June 30, 2021. These deposits are not included in the consolidated balance sheet.
•The overall cost of deposits declined to seven basis points in the third quarter of 2021 from eight basis points in the prior quarter.
•Total transaction account balances increased $215.6 million, or 5%, quarter-over-quarter, and at September 30, 2021 represent 59% of overall deposit funding. The increase includes $150.7 million from Legacy Bank.
•Interest-bearing deposits (interest-bearing demand, savings, and money market deposits) increased $248.5 million, or 6%, quarter-over-quarter to $4.6 billion, noninterest-bearing demand deposits increased $134.3 million, or 5%, to $3.1 billion, and CDs (excluding brokered) increased $114.9 million, or 24%, to $596.6 million. Increases from Legacy Bank include $189.1 million in interest-bearing deposits, $150.7 million in noninterest-bearing demand deposits, and $154.8 million in CDs.
•As of September 30, 2021, deposits per banking center were $165 million, compared to $138 million on September 30, 2020. The acquisition of Legacy Bank and the consolidation of one existing branch location added a net of four new branch locations during the third quarter of 2021.
Asset Quality
•Nonperforming loans decreased by $0.3 million to $32.6 million at September 30, 2021. Nonperforming loans to total loans outstanding were 0.55% at September 30, 2021, 0.61% at June 30, 2021, and 0.63% at September 30, 2020.
•Nonperforming assets to total assets were 0.47% at September 30, 2021, 0.49% at June 30, 2021, and 0.64% at September 30, 2020.
•The ratio of allowance for credit losses to total loans was 1.49% at September 30, 2021, 1.49% at June 30, 2021, and 1.60% at September 30, 2020. Excluding PPP loans, the ratio of allowance for credit losses to total loans at September 30, 2021, was 1.54%, compared to 1.60% at June 30, 2021 and 1.80% at September 30, 2020. The decline in coverage reflects continued improvement in the economic outlook.
•Net charge-offs were $1.4 million, or 0.10%, of average loans for the third quarter of 2021 compared to $0.7 million, or 0.05%, of average loans in the second quarter of 2021 and $1.7 million, or 0.12%, of average loans in the third quarter of 2020. Net charge-offs for the four most recent quarters averaged 0.10%.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Portfolio diversification, in terms of asset mix, industry, and loan type, has been a critical element of the Company's lending strategy. Exposure across industries and collateral types is broadly distributed. Excluding PPP loans, Seacoast's average commercial loan size is $457 thousand, reflecting an ability to maintain granularity within the overall loan portfolio.
•Construction and land development and commercial real estate loans remain well below regulatory guidance at 21% and 175% of total bank-level risk-based capital, respectively, compared to 24% and 164% respectively, in the second quarter of 2021. On a consolidated basis, construction and land development and commercial real estate loans represent 19% and 160%, respectively, of total consolidated risk-based capital.
Capital and Liquidity
•The tier 1 capital ratio decreased to 17.7% from 18.3% at September 30, 2021, and 16.8% at September 30, 2020. The total capital ratio was 18.6% and the tier 1 leverage ratio was 11.7% at September 30, 2021.
•Cash and cash equivalents at September 30, 2021 totaled $1.2 billion, a decrease of $221.2 million, or 15%, from June 30, 2021, reflecting the impact of securities purchases, loan pool purchases and other cash management strategies.
•Tangible common equity to tangible assets was 10.62% at September 30, 2021, compared to 10.43% at June 30, 2021 and 10.67% at September 30, 2020.
•At September 30, 2021, the Company had available unsecured lines of credit of $165.0 million and lines of credit under lendable collateral value of $1.3 billion. Additionally, $1.7 billion of debt securities and $694.6 million of residential and commercial real estate loans are available as collateral for potential borrowings.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

FINANCIAL HIGHLIGHTS
(Amounts in thousands except per share data)	(Unaudited)
	Quarterly Trends

	3Q'21	2Q'21	1Q'21	4Q'20	3Q'20
Selected Balance Sheet Data:
Total Assets	$9,893,498	$9,316,833	$8,811,820	$8,342,392	$8,287,840
Gross Loans	5,905,884	5,437,049	5,661,492	5,735,349	5,858,029
Total Deposits	8,334,172	7,836,436	7,385,749	6,932,561	6,914,843

Performance Measures:
Net Income	$22,944	$31,410	$33,719	$29,347	$22,628
Net Interest Margin	3.22%	3.23%	3.51%	3.59%	3.40%
Average Diluted Shares Outstanding	57,645	55,901	55,992	55,739	54,301
Diluted Earnings Per Share (EPS)	$0.40	$0.56	$0.60	$0.53	$0.42
Return on (annualized):
Average Assets (ROA)	0.93%	1.40%	1.61%	1.39%	1.11%
Average Tangible Assets (ROTA)[2]	1.00	1.48	1.70	1.49	1.20
Average Tangible Common Equity (ROTCE)[2]	9.56	13.88	15.62	13.87	11.35
Tangible Common Equity to Tangible Assets[2]	10.62	10.43	10.71	11.01	10.67
Tangible Book Value Per Share[2]	$17.52	$17.08	$16.62	$16.16	$15.57
Efficiency Ratio	59.55%	54.93%	53.21%	48.23%	61.65%

Adjusted Operating Measures[1]:
Adjusted Net Income	$29,350	$33,251	$35,497	$30,700	$27,336
Adjusted Diluted EPS	0.51	0.59	0.63	0.55	0.50
Adjusted ROTA[2]	1.23%	1.52%	1.75%	1.50%	1.38%
Adjusted ROTCE[2]	11.72	14.27	16.01	14.00	13.06
Adjusted Efficiency Ratio	51.50	53.49	51.99	48.75	54.82
Net Adjusted Noninterest Expense as a Percent of Average Tangible Assets[2]	1.95	1.98	2.16	2.00	2.24

Other Data:
Market capitalization[3]	$1,972,784	$1,893,141	$2,003,866	$1,626,913	$994,690
Full-time equivalent employees	995	946	953	965	968
Number of ATMs	72	75	75	77	77
Full-service banking offices	52	48	48	51	51
Registered online users	133,977	129,568	126,352	123,615	121,620
Registered mobile devices	126,730	122,815	117,959	115,129	110,241
[1]Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[3]Common shares outstanding multiplied by closing bid price on last day of each period.

Third Quarter Strategic Highlights

Capitalizing on Seacoast’s Early Commitment to Digital Transformation
•The Company continues to invest in providing a best-in-class customer experience across our branch network, call center, ATMs, and digital banking. We will introduce a fully upgraded online banking and mobile experience to both consumers and businesses in the first quarter of 2022. We believe investing in a leading data analytics practice, best-in-class digital offerings, exceptional branch services, and recruiting the highest quality commercial bankers in growth markets creates a unique and very competitive value proposition for customers across Florida.
•A large-scale initiative to upgrade all ATMs across the network through a third-party partnership is nearly complete, providing our customers with an improved ATM experience and offering even more convenience through access to the Allpoint network. Allpoint provides the world’s largest surcharge-free ATM network, granting Seacoast customers fee-free access at more than 55,000 Allpoint ATM locations, with more than 2,700 throughout Florida. Allpoint ATMs can be found at local and national retailers including Walgreens, CVS, Target, Costco and RaceTrac.
Driving Sustainable Growth and Expanding our Footprint
•Seacoast continues to make investments to expand its footprint organically across the state, including into northeast Florida and Naples/Ft. Myers, with key additions to its leadership and commercial banking team.
•Brannon Fitch joined the leadership team as executive vice president and regional president for Northeast Florida to lead the bank’s strategic expansion into the region. Fitch joins Seacoast after almost two decades of executive leadership experience at BB&T, and will lead Seacoast’s strategic expansion into this important and fast growing market.
•Additionally, Seacoast continues investing in expanding the footprint of its real estate lending division with the addition of Tim McLean as senior vice president of commercial real estate, who brings 33 years of commercial banking experience in the Naples market.
•The Company expects to support further organic growth with the opening of two de novo branch locations, in Naples and in Plantation (Broward County), in the coming quarters.
•Building on the recent expansion in commercial banking leadership, including the announcements in the prior quarter of James Norton, executive vice president and commercial real estate executive in Tampa, Chris Rolle, West Florida regional president, and Robert Hursh, Pinellas County market president, Seacoast has also continued building the commercial banking teams in its existing markets. This includes the addition of five commercial bankers across the franchise organically during the third quarter, and five additional bankers joining through the acquisition of Legacy Bank. These professionals all demonstrate a history of strong performance, generating growth through consistently winning new banking relationships and delivering exceptional customer experiences.
•The Company’s recruiting pipeline is robust entering the fourth quarter. We expect to continue to make announcements regarding talent additions in the coming quarters.
Scaling and Evolving Our Culture
•Seacoast Bank has been named among Forbes Magazine’s 2021 America’s Best-In-State Banks and Credit Unions. Seacoast has the distinction of being the only Florida-based community bank to make the list. Forbes partnered with market research firm Statista to survey nearly 25,000 people in the U.S. about their banking relationships. Banks and credit unions were rated on overall recommendations and satisfaction, consumer trust, terms and conditions, branch services, digital services, and financial advice. Only 2.7% of all banks made the list.

•In July, Seacoast Bank was named to the Orlando Business Journal’s 2021 Best Places to Work. This recognition reflects Seacoast’s commitment to employee well-being, as well as the Company’s numerous diversity and inclusion initiatives.

OTHER INFORMATION
Conference Call Information
Seacoast will host a conference call on October 29, 2021 at 10:00 a.m. (Eastern Time) to discuss the third quarter 2021 earnings results and business trends. Investors may call in (toll-free) by dialing (800) 774-6070 (passcode: 6626 535; host: Charles Shaffer). Charts will be used during the conference call and may be accessed at Seacoast's website at www.SeacoastBanking.com     by selecting "Presentations" under the heading "News/Events." A replay of the call will be available for one month, beginning late afternoon on October 29, 2021, and can be accessed via a link at www.SeacoastBanking.com under the heading “Corporate Information,” using the passcode 50236528.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Seacoast's website at www.SeacoastBanking.com. The link is located in the subsection "Presentations" under the heading “Corporate Information.” Beginning late afternoon on October 29, 2021, an archived version of the webcast can be accessed from this same subsection of the website. The archived webcast will be available for one year.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)
Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $9.9 billion in assets and $8.3 billion in deposits as of September 30, 2021. The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, and 52 traditional branches of its locally-branded, wholly-owned subsidiary bank, Seacoast National Bank. Offices stretch from Fort Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties. More information about the Company is available at www.SeacoastBanking.com.

Additional Information
Seacoast has filed a registration statement on Form S-4 with the United States Securities and Exchange Commission (the "SEC") in connection with the proposed merger of Business Bank of Florida Corp. and Florida Business Bank with and into Seacoast and Seacoast Bank, respectively. Seacoast has also filed a registration statement on Form S-4 with the SEC in connection with the proposed merger of Sabal Palm Bancorp, Inc. and Sabal Palm Bank with and into Seacoast and Seacoast Bank, respectively. The registration statements in connection with the mergers include a proxy statement of Business Bank of Florida Corp. and Sabal Palm Bancorp, Inc., respectively, and a prospectus of Seacoast. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. WE URGE INVESTORS TO READ THE PROXY STATEMENTS/PROSPECTUSES AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGERS OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS/PROSPECTUSES BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain (when available) these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Seacoast will be available free of charge by contacting Investor Relations at (772) 288-6085.

Business Bank of Florida Corp. and Florida Business Bank, their directors, and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed mergers with and into Seacoast and Seacoast Bank. Information regarding the participants in the proxy solicitation of Business Bank of Florida Corp. and a description of its direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

Sabal Palm Bancorp, Inc. and Sabal Palm Bank, their directors, and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed mergers with and into Seacoast and Seacoast Bank. Information regarding the participants in the proxy solicitation of Sabal Palm Bancorp, Inc. and a description of its direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

Cautionary Notice Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning, and protections, of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, loan growth, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls, tax law changes, new initiatives and for integration of banks that we have acquired, or expect to acquire, including Legacy Bank of Florida, Florida Business Bank and Sabal Palm Bank, as well as statements with respect to Seacoast's objectives, strategic plans, expectations and intentions and other statements that are not historical facts, any of which may be impacted by the COVID-19 pandemic and any variants thereof and related effects on the U.S. economy. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates and intentions about future performance and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All statements other than statements of historical fact could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may", "will", "anticipate", "assume", "should", "support", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "further", "plan", "point to", "project", "could", "intend", "target" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality and the adverse impact of COVID-19 (economic and otherwise); governmental monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve, as well as legislative, tax and regulatory changes, including those that impact the money supply and inflation; changes in accounting policies, rules and practices, including the impact of the adoption of CECL; our participation in the Paycheck Protection Program ("PPP"); the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; uncertainty related to the impact of LIBOR calculations on securities and loans; changes in borrower credit risks and payment behaviors; changing retail distribution strategies, customer preferences and behavior; changes in the availability and cost of credit and capital in the financial markets; changes in the prices, values and sales volumes of residential and commercial real estate; our ability to comply with any regulatory requirements; the effects of problems encountered by other financial institutions that adversely affect us or the banking industry; our concentration in commercial real estate loans; inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions; the impact on the valuation of our investments due to market volatility or counterparty payment risk; statutory and regulatory dividend restrictions; increases in regulatory capital requirements for banking organizations generally; the risks of mergers, acquisitions and divestitures, including our ability to continue to identify acquisition targets and successfully acquire desirable financial institutions; changes in technology or products that may be more difficult, costly, or less effective than anticipated; our ability to identify and address increased cybersecurity risks; inability of our risk management framework to manage risks associated with our business; dependence on key suppliers or vendors to obtain equipment or services for our business on acceptable terms; reduction in or the termination of our ability to use the mobile-based platform that is critical to our business growth strategy; the effects of war or other conflicts, acts of terrorism, natural disasters, health emergencies, epidemics or pandemics, or other catastrophic events that may affect general economic conditions; unexpected outcomes of and the costs associated with, existing or new litigation involving us; our ability to maintain adequate internal controls over financial reporting; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions; the risks that our deferred tax assets could be reduced if estimates of future taxable income from our operations and tax planning strategies are less than currently estimated and sales of our capital stock could trigger a reduction in the amount of net operating loss carryforwards that we may be able to utilize for income tax purposes; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.

The risks relating to the Sabal Palm Bancorp, Inc. and Business Bank of Florida, Corp. proposed mergers include, without limitation: the timing to consummate the proposed mergers; the risk that a condition to closing of the proposed mergers may not be satisfied; the risk that either proposed merger is not completed at all; the diversion of management time on issues related to the proposed mergers; unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the mergers being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectation; the risk of customer and employee loss and business disruptions, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures on solicitations of customers by competitors; as well as difficulties and risks inherent with entering new markets.

Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors. These factors include, among others described above, macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the duration and severity of the impact on public health, the U.S. and global economies, financial markets and consumer and corporate customers and clients, including economic activity and employment, as well as the various actions taken in response by governments, central banks and others, including Seacoast, and the precautionary statements included in this release.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2020 and quarterly report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 under "Special Cautionary Notice Regarding Forward-looking Statements" and "Risk Factors", and otherwise in our SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at www.sec.gov.

FINANCIAL HIGHLIGHTS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except ratios and per share data)	3Q'21	2Q'21	1Q'21	4Q'20	3Q'20	3Q'21	3Q'20

Summary of Earnings
Net income	$22,944	$31,410	$33,719	$29,347	$22,628	$88,073	$48,417
Adjusted net income[1]	29,350	33,251	35,497	30,700	27,336	98,098	58,250
Net interest income[2]	71,455	65,933	66,741	68,903	63,621	204,129	194,300
Net interest margin[2,3]	3.22%	3.23%	3.51%	3.59%	3.40%	3.32%	3.67%

Performance Ratios
Return on average assets-GAAP basis[3]	0.93%	1.40%	1.61%	1.39%	1.11%	1.29%	0.84%
Return on average tangible assets-GAAP basis[3,4]	1.00	1.48	1.70	1.49	1.20	1.37	0.93
Adjusted return on average tangible assets[1,3,4]	1.23	1.52	1.75	1.50	1.38	1.48	1.04
Net adjusted noninterest expense to average tangible assets[1,3,4]	1.95	1.98	2.16	2.00	2.24	2.03	2.26

Return on average shareholders' equity-GAAP basis[3]	7.29	10.76	12.03	10.51	8.48	9.93	6.32
Return on average tangible common equity-GAAP basis[3,4]	9.56	13.88	15.62	13.87	11.35	12.89	8.71
Adjusted return on average tangible common equity[1,3,4]	11.72	14.27	16.01	14.00	13.06	13.91	9.80
Efficiency ratio[5]	59.55	54.93	53.21	48.23	61.65	55.99	57.15
Adjusted efficiency ratio[1]	51.50	53.49	51.99	48.75	54.82	52.29	52.64
Noninterest income to total revenue (excluding securities gains/losses)	21.09	18.94	21.07	17.85	21.06	20.40	18.96
Tangible common equity to tangible assets[4]	10.62	10.43	10.71	11.01	10.67	10.62	10.67
Average loan-to-deposit ratio	69.97	74.13	81.39	84.48	87.83	74.86	89.60
End of period loan-to-deposit ratio	71.46	69.93	77.48	83.72	85.77	71.46	85.77

Per Share Data
Net income diluted-GAAP basis	$0.40	$0.56	$0.60	$0.53	$0.42	$1.56	$0.91
Net income basic-GAAP basis	0.40	0.57	0.61	0.53	0.42	1.57	0.91
Adjusted earnings[1]	0.51	0.59	0.63	0.55	0.50	1.74	1.09

Book value per share common	22.12	21.33	20.89	20.46	19.91	22.12	19.91
Tangible book value per share	17.52	17.08	16.62	16.16	15.57	17.52	15.57
Cash dividends declared	0.13	0.13	—	—	—	0.26	—

[1]Non-GAAP measure - see "Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]Calculated on a fully taxable equivalent basis using amortized cost.
[3]These ratios are stated on an annualized basis and are not necessarily indicative of future periods.
[4]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[5]Defined as noninterest expense less amortization of intangibles and gains, losses, and expenses on foreclosed properties divided by net operating revenue (net interest income on a fully taxable equivalent basis plus noninterest income excluding securities gains and losses).

CONDENSED CONSOLIDATED STATEMENTS OF INCOME			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'21	2Q'21	1Q'21	4Q'20	3Q'20	3Q'21	3Q'20

Interest on securities:
Taxable	$7,775	$6,559	$6,298	$6,477	$6,972	$20,632	$23,241
Nontaxable	143	147	148	86	125	438	368
Fees on PPP loans	5,218	3,877	5,390	3,603	161	14,485	4,171
Interest on PPP loans	699	1,251	1,496	1,585	1,558	3,446	2,616
Interest and fees on loans - excluding PPP loans	58,507	55,220	55,412	60,407	58,768	169,139	181,984
Interest on federal funds sold and other investments	867	709	586	523	556	2,162	1,974
Total Interest Income	73,209	67,763	69,330	72,681	68,140	210,302	214,354

Interest on deposits	849	980	1,065	1,228	1,299	2,894	5,692
Interest on time certificates	583	524	1,187	2,104	2,673	2,294	11,261
Interest on borrowed money	453	457	468	558	665	1,378	3,449
Total Interest Expense	1,885	1,961	2,720	3,890	4,637	6,566	20,402

Net Interest Income	71,324	65,802	66,610	68,791	63,503	203,736	193,952
Provision for credit losses	5,091	(4,855)	(5,715)	1,900	(845)	(5,479)	36,279
Net Interest Income After Provision for Credit Losses	66,233	70,657	72,325	66,891	64,348	209,215	157,673

Noninterest income:
Service charges on deposit accounts	2,495	2,338	2,338	2,423	2,242	7,171	7,006
Interchange income	4,131	4,145	3,820	3,596	3,682	12,096	10,115
Wealth management income	2,562	2,387	2,323	1,949	1,972	7,272	5,558
Mortgage banking fees	2,550	2,977	4,225	3,646	5,283	9,752	11,050
Marine finance fees	152	177	189	145	242	518	545
SBA gains	812	232	287	113	252	1,331	572
BOLI income	1,128	872	859	889	899	2,859	2,672
Other	5,228	2,249	3,744	2,187	2,370	11,221	7,869
	19,058	15,377	17,785	14,948	16,942	52,220	45,387
Securities (losses) gains, net	(30)	(55)	(114)	(18)	4	(199)	1,253
Total Noninterest Income	19,028	15,322	17,671	14,930	16,946	52,021	46,640

Noninterest expenses:
Salaries and wages	27,919	22,966	21,393	21,490	23,125	72,278	67,049
Employee benefits	4,177	3,953	4,980	3,915	3,995	13,110	11,629
Outsourced data processing costs	5,610	4,676	4,468	4,233	6,128	14,754	14,820
Telephone / data lines	810	838	785	774	705	2,433	2,210
Occupancy	3,541	3,310	3,789	3,554	3,858	10,640	10,596
Furniture and equipment	1,567	1,166	1,254	1,317	1,576	3,987	4,557
Marketing	1,353	1,002	1,168	1,045	1,513	3,523	3,788
Legal and professional fees	4,151	2,182	2,582	509	3,018	8,915	8,658
FDIC assessments	651	515	526	528	474	1,692	740
Amortization of intangibles	1,306	1,212	1,211	1,421	1,497	3,729	4,436
Foreclosed property expense and net (gain) loss on sale	66	(90)	(65)	1,821	512	(89)	442
Provision for credit losses on unfunded commitments	133	—	—	(795)	756	133	980
Other	3,984	4,054	4,029	3,869	4,517	12,067	11,966
Total Noninterest Expense	55,268	45,784	46,120	43,681	51,674	147,172	141,871

Income Before Income Taxes	29,993	40,195	43,876	38,140	29,620	114,064	62,442
Income taxes	7,049	8,785	10,157	8,793	6,992	25,991	14,025

Net Income	$22,944	$31,410	$33,719	$29,347	$22,628	$88,073	$48,417

Per share of common stock:

Net income diluted	$0.40	$0.56	$0.60	$0.53	$0.42	$1.56	$0.91
Net income basic	0.40	0.57	0.61	0.53	0.42	1.57	0.91
Cash dividends declared	0.13	0.13	—	—	—	0.26	—

Average diluted shares outstanding	57,645	55,901	55,992	55,739	54,301	56,441	53,325
Average basic shares outstanding	57,148	55,421	55,271	55,219	53,978	55,954	52,926

CONDENSED CONSOLIDATED BALANCE SHEETS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	September 30,	June 30,	March 31,	December 31,	September 30,
(Amounts in thousands)	2021	2021	2021	2020	2020

Assets
Cash and due from banks	$199,460	$97,468	$89,123	$86,630	$81,692
Interest bearing deposits with other banks	1,028,235	1,351,377	890,202	317,458	227,876
Total Cash and Cash Equivalents	1,227,695	1,448,845	979,325	404,088	309,568

Time deposits with other banks	750	750	750	750	2,247

Debt Securities:
Available for sale (at fair value)	1,546,155	1,322,776	1,051,396	1,398,157	1,286,858
Held to maturity (at amortized cost)	526,502	493,467	512,307	184,484	207,376
Total Debt Securities	2,072,657	1,816,243	1,563,703	1,582,641	1,494,234

Loans held for sale	49,597	42,793	60,924	68,890	73,046

Loans	5,905,884	5,437,049	5,661,492	5,735,349	5,858,029
Less: Allowance for credit losses	(87,823)	(81,127)	(86,643)	(92,733)	(94,013)
Net Loans	5,818,061	5,355,922	5,574,849	5,642,616	5,764,016

Bank premises and equipment, net	71,250	69,392	70,385	75,117	76,393
Other real estate owned	13,628	12,804	15,549	12,750	15,890
Goodwill	252,154	221,176	221,176	221,176	221,176
Other intangible assets, net	16,153	14,106	15,382	16,745	18,163
Bank owned life insurance	193,747	158,506	132,634	131,776	130,887
Net deferred tax assets	24,187	21,839	24,497	23,629	25,503
Other assets	153,619	154,457	152,646	162,214	156,717
Total Assets	$9,893,498	$9,316,833	$8,811,820	$8,342,392	$8,287,840

Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest demand	$3,086,466	$2,952,160	$2,685,247	$2,289,787	$2,400,744
Interest-bearing demand	1,845,165	1,763,884	1,647,935	1,566,069	1,385,445
Savings	834,309	811,516	768,362	689,179	655,072
Money market	1,951,639	1,807,190	1,671,179	1,556,370	1,457,078
Other time certificates	437,973	335,370	373,297	425,878	457,964
Brokered time certificates	20,000	20,000	93,500	233,815	381,028
Time certificates of more than $250,000	158,620	146,316	146,229	171,463	177,512
Total Deposits	8,334,172	7,836,436	7,385,749	6,932,561	6,914,843

Securities sold under agreements to repurchase	105,548	119,973	109,171	119,609	89,508
Federal Home Loan Bank borrowings	—	—	—	—	35,000
Subordinated debt	71,576	71,506	71,436	71,365	71,295
Other liabilities	91,682	106,571	90,115	88,455	78,853
Total Liabilities	8,602,978	8,134,486	7,656,471	7,211,990	7,189,499

Shareholders' Equity
Common stock	5,835	5,544	5,529	5,524	5,517
Additional paid in capital	959,644	862,598	858,688	856,092	854,188
Retained earnings	329,918	314,584	290,420	256,701	227,354
Treasury stock	(10,146)	(10,180)	(8,693)	(8,285)	(7,941)
	1,285,251	1,172,546	1,145,944	1,110,032	1,079,118
Accumulated other comprehensive income, net	5,269	9,801	9,405	20,370	19,223
Total Shareholders' Equity	1,290,520	1,182,347	1,155,349	1,130,402	1,098,341
Total Liabilities & Shareholders' Equity	$9,893,498	$9,316,833	$8,811,820	$8,342,392	$8,287,840

Common shares outstanding	58,349	55,436	55,294	55,243	55,169

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Amounts in thousands)	3Q'21	2Q'21	1Q'21	4Q'20	3Q'20

Credit Analysis
Net charge-offs - non-acquired loans	$198	$214	$292	$3,028	$1,112
Net charge-offs - acquired loans	1,234	441	78	99	624
Total Net Charge-offs	1,432	655	370	3,127	1,736

Net charge-offs to average loans - non-acquired loans	0.01%	0.02%	0.02%	0.20%	0.08%
Net charge-offs to average loans - acquired loans	0.09	0.03	0.01	0.01	0.04
Total Net Charge-offs to Average Loans	0.10	0.05	0.03	0.21	0.12

Allowance for credit losses - non-acquired loans	$64,740	$64,525	$66,523	$69,786	$70,388
Allowance for credit losses - acquired loans	23,083	16,602	20,120	22,947	23,625
Total Allowance for Credit Losses	$87,823	$81,127	$86,643	$92,733	$94,013

Non-acquired loans at end of period	$4,608,801	$4,290,622	$4,208,911	$4,196,205	$4,157,376
Acquired loans at end of period	1,106,481	782,315	870,928	972,183	1,061,853
Paycheck Protection Program loans at end of period[1]	190,602	364,112	581,653	566,961	638,800
Total Loans	$5,905,884	$5,437,049	$5,661,492	$5,735,349	$5,858,029

Non-acquired loans allowance for credit losses to non-acquired loans at end of period	1.40%	1.50%	1.58%	1.66%	1.69%
Total allowance for credit losses to total loans at end of period	1.49	1.49	1.53	1.62	1.60
Total allowance for credit losses to total loans, excluding PPP loans	1.54	1.60	1.71	1.79	1.80
Purchase discount on acquired loans at end of period	2.27	2.98	2.93	2.86	3.01

End of Period
Nonperforming loans	$32,612	$32,920	$35,328	$36,110	$36,897
Other real estate owned	11,843	11,019	10,836	10,182	12,299
Properties previously used in bank operations included in other real estate owned	1,785	1,785	4,713	2,569	3,592
Total Nonperforming Assets	$46,240	$45,724	$50,877	$48,861	$52,788

Accruing troubled debt restructures (TDRs)	$4,047	$4,037	$4,067	$4,182	$10,190

Nonperforming Loans to Loans at End of Period	0.55%	0.61%	0.62%	0.63%	0.63%
Nonperforming Assets to Total Assets at End of Period	0.47	0.49	0.58	0.59	0.64

	September 30,	June 30,	March 31,	December 31,	September 30,
Loans	2021	2021	2021	2020	2020

Construction and land development	$227,459	$234,347	$227,117	$245,108	$280,610
Commercial real estate - owner occupied	1,201,336	1,127,640	1,133,085	1,141,310	1,125,460
Commercial real estate - non-owner occupied	1,673,587	1,412,439	1,438,365	1,395,854	1,394,464
Residential real estate	1,467,329	1,226,536	1,246,549	1,342,628	1,393,396
Commercial and financial	982,552	900,206	860,813	854,753	833,083
Consumer	163,019	171,769	173,910	188,735	192,216
Paycheck Protection Program	190,602	364,112	581,653	566,961	638,800
Total Loans	$5,905,884	$5,437,049	$5,661,492	$5,735,349	$5,858,029

[1]3Q'21 includes $39 million in Paycheck Protection Program loans acquired from Legacy Bank and 3Q'20 includes $54 million acquired from Freedom Bank.

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]					(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	3Q'21			2Q'21			3Q'20
	Average		Yield/	Average		Yield/	Average		Yield/
(Amounts in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$1,971,520	$7,775	1.58%	$1,629,410	$6,559	1.61%	$1,322,160	$6,972	2.11%
Nontaxable	25,311	181	2.86	25,581	186	2.90	23,570	157	2.67
Total Securities	1,996,831	7,956	1.59	1,654,991	6,745	1.63	1,345,730	7,129	2.12

Federal funds sold and other investments	1,091,997	867	0.31	925,323	709	0.31	239,511	556	0.92

Loans excluding PPP loans	5,422,350	58,600	4.29	5,092,897	55,313	4.36	5,242,776	58,854	4.47
PPP loans	281,724	5,917	8.33	505,339	5,127	4.07	618,088	1,719	1.11
Total Loans	5,704,074	64,517	4.49	5,598,236	60,440	4.33	5,860,864	60,573	4.11

Total Earning Assets	8,792,902	73,340	3.31	8,178,550	67,894	3.33	7,446,105	68,258	3.65

Allowance for credit losses	(88,412)			(86,042)			(92,151)
Cash and due from banks	386,781			327,171			138,749
Premises and equipment	70,667			70,033			72,572
Intangible assets	254,980			235,964			228,801
Bank owned life insurance	164,879			133,484			129,156
Other assets	171,937			166,686			163,658

Total Assets	$9,753,734			$9,025,846			$8,086,890

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$1,891,092	$219	0.05%	$1,692,178	$235	0.06%	$1,364,947	$330	0.10%
Savings	842,018	65	0.03	790,734	118	0.06	648,319	170	0.10
Money market	1,860,386	565	0.12	1,736,481	627	0.14	1,328,931	799	0.24
Time deposits	572,661	583	0.40	533,350	524	0.39	1,051,316	2,673	1.01
Securities sold under agreements to repurchase	120,507	35	0.12	115,512	35	0.12	90,357	40	0.18
Federal Home Loan Bank borrowings	—	—	—	—	—	—	93,913	181	0.77
Other borrowings	71,530	418	2.32	71,460	422	2.37	71,258	444	2.48

Total Interest-Bearing Liabilities	5,358,194	1,885	0.14	4,939,715	1,961	0.16	4,649,041	4,637	0.40

Noninterest demand	2,985,582			2,799,643			2,279,584
Other liabilities	161,411			116,093			96,458
Total Liabilities	8,505,187			7,855,451			7,025,083

Shareholders' equity	1,248,547			1,170,395			1,061,807

Total Liabilities & Equity	$9,753,734			$9,025,846			$8,086,890

Cost of deposits			0.07%			0.08%			0.24%
Interest expense as a % of earning assets			0.09%			0.10%			0.25%
Net interest income as a % of earning assets		$71,455	3.22%		$65,933	3.23%		$63,621	3.40%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
	Average		Yield/	Average		Yield/
(Amounts in thousands, except ratios)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$1,718,671	$20,632	1.60%	$1,203,877	$23,241	2.57%
Nontaxable	25,606	554	2.88	20,895	461	2.94
Total Securities	1,744,277	21,186	1.62	1,224,772	23,702	2.58

Federal funds sold and other investments	800,839	2,162	0.36	253,635	1,974	1.04

Loans excluding PPP loans	5,222,629	169,417	4.34	5,254,089	182,239	4.63
PPP loans	464,397	17,930	5.16	348,407	6,787	2.60
Total Loans	5,687,026	187,347	4.40	5,602,496	189,026	4.51

Total Earning Assets	8,232,142	210,695	3.42	7,080,903	214,702	4.05

Allowance for credit losses	(88,717)			(78,067)
Cash and due from banks	323,693			111,019
Premises and equipment	71,644			70,451
Intangible assets	242,820			228,795
Bank owned life insurance	143,601			127,683
Other assets	167,775			145,827

Total Assets	$9,092,958			$7,686,611

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$1,728,985	$712	0.06%	$1,279,485	$1,461	0.15%
Savings	785,447	320	0.05	588,913	683	0.15
Money market	1,736,519	1,862	0.14	1,217,627	3,548	0.39
Time deposits	605,269	2,294	0.51	1,165,194	11,261	1.29
Securities sold under agreements to repurchase	116,304	112	0.13	78,755	241	0.41
Federal Home Loan Bank borrowings	—	—	—	180,893	1,460	1.08
Other borrowings	71,460	1,266	2.37	71,186	1,748	3.28

Total Interest-Bearing Liabilities	5,043,984	6,566	0.17	4,582,053	20,402	0.59

Noninterest demand	2,741,115			2,001,630
Other liabilities	122,329			79,821
Total Liabilities	7,907,428			6,663,504

Shareholders' equity	1,185,530			1,023,107

Total Liabilities & Equity	$9,092,958			$7,686,611

Cost of deposits			0.09%			0.36%
Interest expense as a % of earning assets			0.11%			0.38%
Net interest income as a % of earning assets		$204,129	3.32%		$194,300	3.67%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	September 30,	June 30,	March 31,	December 31,	September 30,
(Amounts in thousands)	2021	2021	2021	2020	2020

Customer Relationship Funding
Noninterest demand
Commercial	$2,535,922	$2,431,928	$2,189,564	$1,821,361	$1,973,494
Retail	416,779	401,988	379,257	350,783	322,559
Public funds	84,337	88,057	83,315	90,973	70,371
Other	49,428	30,187	33,111	26,670	34,320
Total Noninterest Demand	3,086,466	2,952,160	2,685,247	2,289,787	2,400,744

Interest-bearing demand
Commercial	554,366	545,797	497,047	454,909	413,513
Retail	1,069,668	958,619	895,853	839,958	777,078
Public funds	221,131	259,468	255,035	271,202	194,854
Total Interest-Bearing Demand	1,845,165	1,763,884	1,647,935	1,566,069	1,385,445

Total transaction accounts
Commercial	3,090,288	2,977,725	2,686,611	2,276,270	2,387,007
Retail	1,486,447	1,360,607	1,275,110	1,190,741	1,099,637
Public funds	305,468	347,525	338,350	362,175	265,225
Other	49,428	30,187	33,111	26,670	34,320
Total Transaction Accounts	4,931,631	4,716,044	4,333,182	3,855,856	3,786,189

Savings	834,309	811,516	768,362	689,179	655,072

Money market
Commercial	827,901	787,894	692,537	611,623	634,697
Retail	834,628	737,554	701,453	661,311	613,532
Brokered	196,548	187,023	197,389	196,616	141,808
Public funds	92,562	94,719	79,800	86,820	67,041
Total Money Market	1,951,639	1,807,190	1,671,179	1,556,370	1,457,078

Brokered time certificates	20,000	20,000	93,500	233,815	381,028
Other time certificates	596,593	481,686	519,526	597,341	635,476
	616,593	501,686	613,026	831,156	1,016,504
Total Deposits	$8,334,172	$7,836,436	$7,385,749	$6,932,561	$6,914,843

Customer sweep accounts	$105,548	$119,973	$109,171	$119,609	$89,508

Explanation of Certain Unaudited Non-GAAP Financial Measures
This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'21	2Q'21	1Q'21	4Q'20	3Q'20	3Q'21	3Q'20

Net Income	$22,944	$31,410	$33,719	$29,347	$22,628	$88,073	$48,417

Total noninterest income	19,028	15,322	17,671	14,930	16,946	52,021	46,640
Securities losses (gains), net	30	55	114	18	(4)	199	(1,253)
Total Adjustments to Noninterest Income	30	55	114	18	(4)	199	(1,253)
Total Adjusted Noninterest Income	19,058	15,377	17,785	14,948	16,942	52,220	45,387

Total noninterest expense	55,268	45,784	46,120	43,681	51,674	147,172	141,871
Merger related charges	(6,281)	(509)	(581)	—	(4,281)	(7,371)	(9,074)
Amortization of intangibles	(1,306)	(1,212)	(1,211)	(1,421)	(1,497)	(3,729)	(4,436)
Business continuity expenses	—	—	—	—	—	—	(307)
Branch reductions and other expense initiatives	(870)	(663)	(449)	(354)	(464)	(1,982)	(464)
Total Adjustments to Noninterest Expense	(8,457)	(2,384)	(2,241)	(1,775)	(6,242)	(13,082)	(14,281)
Total Adjusted Noninterest Expense	46,811	43,400	43,879	41,906	45,432	134,090	127,590

Income Taxes	7,049	8,785	10,157	8,793	6,992	25,991	14,025
Tax effect of adjustments	2,081	598	577	440	1,530	3,256	3,195
Total Adjustments to Income Taxes	2,081	598	577	440	1,530	3,256	3,195
Adjusted Income Taxes	9,130	9,383	10,734	9,233	8,522	29,247	17,220
Adjusted Net Income	$29,350	$33,251	$35,497	$30,700	$27,336	$98,098	$58,250

Earnings per diluted share, as reported	$0.40	$0.56	$0.60	$0.53	$0.42	$1.56	$0.91
Adjusted Earnings per Diluted Share	0.51	0.59	0.63	0.55	0.50	1.74	1.09
Average diluted shares outstanding	57,645	55,901	55,992	55,739	54,301	56,441	53,325

Adjusted Noninterest Expense	$46,811	$43,400	$43,879	$41,906	$45,432	$134,090	$127,590
Provision for credit losses on unfunded commitments	(133)	—	—	795	(756)	(133)	(980)
Foreclosed property expense and net gain / (loss) on sale	(66)	90	65	(1,821)	(512)	89	(442)
Net Adjusted Noninterest Expense	$46,612	$43,490	$43,944	$40,880	$44,164	$134,046	$126,168

Revenue	$90,352	$81,124	$84,281	$83,721	$80,449	$255,757	$240,592
Total Adjustments to Revenue	30	55	114	18	(4)	199	(1,253)
Impact of FTE adjustment	131	131	131	112	118	393	348
Adjusted Revenue on a fully taxable equivalent basis	$90,513	$81,310	$84,526	$83,851	$80,563	$256,349	$239,687
Adjusted Efficiency Ratio	51.50%	53.49%	51.99%	48.75%	54.82%	52.29%	52.64%

Net Interest Income	$71,324	$65,802	$66,610	$68,791	$63,503	$203,736	$193,952
Impact of FTE adjustment	131	131	131	112	118	393	348
Net Interest Income including FTE adjustment	$71,455	$65,933	$66,741	$68,903	$63,621	$204,129	$194,300
Total noninterest income	19,028	15,322	17,671	14,930	16,946	52,021	46,640
Total noninterest expense	55,268	45,784	46,120	43,681	51,674	147,172	141,871
Pre-Tax Pre-Provision Earnings	$35,215	$35,471	$38,292	$40,152	$28,893	$108,978	$99,069
Total Adjustments to Noninterest Income	30	55	114	18	(4)	199	(1,253)
Total Adjustments to Noninterest Expense	(8,656)	(2,294)	(2,176)	(2,801)	(7,510)	(13,126)	(15,703)
Adjusted Pre-Tax Pre-Provision Earnings	$43,901	$37,820	$40,582	$42,971	$36,399	$122,303	$113,519

Average Assets	$9,753,734	$9,025,846	$8,485,354	$8,376,396	$8,086,890	$9,092,958	$7,686,611
Less average goodwill and intangible assets	(254,980)	(235,964)	(237,323)	(238,631)	(228,801)	(242,820)	(228,795)
Average Tangible Assets	$9,498,754	$8,789,882	$8,248,031	$8,137,765	$7,858,089	$8,850,138	$7,457,816

Return on Average Assets (ROA)	0.93%	1.40%	1.61%	1.39%	1.11%	1.29%	0.84%
Impact of removing average intangible assets and related amortization	0.07	0.08	0.09	0.10	0.09	0.08	0.09
Return on Average Tangible Assets (ROTA)	1.00	1.48	1.70	1.49	1.20	1.37	0.93
Impact of other adjustments for Adjusted Net Income	0.23	0.04	0.05	0.01	0.18	0.11	0.11
Adjusted Return on Average Tangible Assets	1.23	1.52	1.75	1.50	1.38	1.48	1.04

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'21	2Q'21	1Q'21	4Q'20	3Q'20	3Q'21	3Q'20

Average Shareholders' Equity	$1,248,547	$1,170,395	$1,136,416	$1,111,073	$1,061,807	$1,185,530	$1,023,107
Less average goodwill and intangible assets	(254,980)	(235,964)	(237,323)	(238,631)	(228,801)	(242,820)	(228,795)
Average Tangible Equity	$993,567	$934,431	$899,093	$872,442	$833,006	$942,710	$794,312

Return on Average Shareholders' Equity	7.29%	10.76%	12.03%	10.51%	8.48%	9.93%	6.32%
Impact of removing average intangible assets and related amortization	2.27	3.12	3.59	3.36	2.87	2.96	2.39
Return on Average Tangible Common Equity (ROTCE)	9.56	13.88	15.62	13.87	11.35	12.89	8.71
Impact of other adjustments for Adjusted Net Income	2.16	0.39	0.39	0.13	1.71	1.02	1.09
Adjusted Return on Average Tangible Common Equity	11.72	14.27	16.01	14.00	13.06	13.91	9.80

Loan interest income[1]	$64,517	$60,440	$62,390	$65,684	$60,573	$187,347	$189,026
Accretion on acquired loans	(3,483)	(2,886)	(2,868)	(4,448)	(3,254)	(9,237)	(10,529)
Interest and fees on PPP loans	(5,917)	(5,127)	(6,886)	(5,187)	(1,719)	(17,930)	(6,787)
Loan interest income excluding PPP and accretion on acquired loans	$55,117	$52,427	$52,636	$56,049	$55,600	$160,180	$171,710

Yield on loans[1]	4.49	4.33	4.39	4.42	4.11	4.40	4.51
Impact of accretion on acquired loans	(0.24)	(0.21)	(0.20)	(0.30)	(0.22)	(0.21)	(0.25)
Impact of PPP loans	(0.22)	0.01	(0.04)	0.11	0.33	(0.09)	0.11
Yield on loans excluding PPP and accretion on acquired loans	4.03%	4.13%	4.15%	4.23%	4.22%	4.10%	4.37%

Net Interest Income[1]	$71,455	$65,933	$66,741	$68,903	$63,621	$204,129	$194,300
Accretion on acquired loans	(3,483)	(2,886)	(2,868)	(4,448)	(3,254)	(9,237)	(10,529)
Interest and fees on PPP loans	(5,917)	(5,127)	(6,886)	(5,187)	(1,719)	(17,930)	(6,787)
Net interest income excluding PPP and accretion on acquired loans	$62,055	$57,920	$56,987	$59,268	$58,648	$176,962	$176,984

Net Interest Margin	3.22	3.23	3.51	3.59	3.40	3.32	3.67
Impact of accretion on acquired loans	(0.15)	(0.14)	(0.15)	(0.23)	(0.17)	(0.15)	(0.20)
Impact of PPP loans	(0.18)	(0.06)	(0.11)	0.01	0.19	(0.12)	0.04
Net interest margin excluding PPP and accretion on acquired loans	2.89%	3.03%	3.25%	3.37%	3.42%	3.05%	3.51%

Security interest income[1]	$7,956	$6,745	$6,485	$6,586	$7,129	$21,186	$23,702
Tax equivalent adjustment on securities	(38)	(39)	(39)	(23)	(32)	(116)	(93)
Security interest income excluding tax equivalent adjustment	$7,918	$6,706	$6,446	$6,563	$7,097	$21,070	$23,609

Loan interest income[1]	$64,517	$60,440	$62,390	$65,684	$60,573	$187,347	$189,026
Tax equivalent adjustment on loans	(93)	(92)	(92)	(89)	(86)	(277)	(255)
Loan interest income excluding tax equivalent adjustment	$64,424	$60,348	$62,298	$65,595	$60,487	$187,070	$188,771

Net Interest Income[1]	$71,455	$65,933	$66,741	$68,903	$63,621	$204,129	$194,300
Tax equivalent adjustment on securities	(38)	(39)	(39)	(23)	(32)	(116)	(93)
Tax equivalent adjustment on loans	(93)	(92)	(92)	(89)	(86)	(277)	(255)
Net interest income excluding tax equivalent adjustment	$71,324	$65,802	$66,610	$68,791	$63,503	$203,736	$193,952

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.